Exhibit 99.1

InVision Technologies, Inc. Announces Proposed Private Offering of Convertible Senior Notes

NEWARK, Calif.—(BUSINESS WIRE)—Aug. 12, 2003—InVision Technologies, Inc. (Nasdaq: INVN) announced today that it intends to offer, subject to market and other conditions, $100 million aggregate principal amount of its Convertible Senior Notes due 2023 (plus an additional aggregate principal amount of up to $25 million at the option of the initial purchasers) in a private offering. The notes will be convertible into the company’s common stock under certain circumstances, at a conversion price to be determined. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.

The company intends to use the net proceeds of the anticipated offering for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies or strategic investments. In addition, the company intends to use up to $25 million of the net proceeds for the repurchase of outstanding shares of its common stock, including up to $12.5 million concurrently with the offering.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities to be offered will not be registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Cautions Regarding Forward-Looking Statements

Information in this press release about the offering includes forward-looking statements that involve risks and uncertainties. Actual events could differ materially from the company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with the company’s business and general economic conditions. These and other factors are risks associated with the company’s business that may affect its results are discussed in the section titled “Risk Factors” in the company’s previously filed Form 10-K for the year ended December 31, 2002, Form 10-Q for the quarter ended March 30, 2003 and Form 10-Q for the quarter ended June 29, 2003.

Contact:

The Brunswick Group Stan Neve, 212-333-3810 or InVision Technologies, Inc. Laura Graves, 510-739-2448